Exhibit 99.1

News Release

For immediate release	For more information contact:
January 27, 2014	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

DIGIRAD TERMINATES LEASE AGREEMENT FOR FORMER HEADQUARTERS

Another Cost-Cutting Move Related to New, Profitable Imaging Services Business Model

SUWANEE, GA - January 27, 2014 - Digirad Corporation (NASDAQ: DRAD), the leader in providing diagnostic imaging services and technology on an as needed, where needed, and when needed basis, announced today it favorably negotiated an exit from the lease of the former corporate headquarters in Poway, CA. In addition, the Company announced that management has identified much smaller alternative facilities in the San Diego area to house its ongoing camera and camera support services operations.

Digirad President and CEO Matthew G. Molchan noted that the Company no longer needed the large facility and had found a solution to terminate the lease that benefited Digirad and the landlord. As part of its new, expanding imaging services-oriented business model, the Digirad headquarters moved to the Atlanta area in mid-2013.

“Based on our strategic decision to focus on growing our Digirad Imaging Solutions business, outsourcing our manufacturing operations and moving our headquarters to Atlanta, we no longer needed the large manufacturing facility in Poway,” Molchan said. “This is another important step in our ongoing effort to find savings in our new business model and right-size our business going forward. It will obviously benefit us in terms of cash flow and profits on a go-forward basis and it places our camera and camera support services operation in an appropriately-sized facility.”

About Digirad Corporation
Digirad is one of the largest national providers of in-office nuclear cardiology imaging and ultrasound services to physician practices, hospitals and imaging centers, and also sells medical diagnostic imaging systems for nuclear cardiology and general nuclear medicine applications. For more information, please visit www.digirad.com. Digirad® and Cardius® are registered trademarks of Digirad Corporation.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company's ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with changes in business conditions, technology, customers' business conditions, reimbursement, radiopharmaceutical shortages, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, analysis of potential impairment and restructuring charges, the conclusion of our audit and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.